UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2024

Cardinal Health, Inc.
(Exact Name of Registrant as Specified in Charter)

Ohio	1-11373	31-0958666
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7000 Cardinal Place, Dublin, Ohio 43017
(Address of Principal Executive Offices) (Zip Code)
(614) 757-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares (without par value)	CAH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2024 and September 8, 2024, respectively, Steven K. Barg and Sujatha Chandrasekaran, both members of the Board of Directors (the “Board”) of Cardinal Health, Inc. (the "Company") since 2022, informed the Company that they have decided not to stand for re-election to the Board when their terms expire at the 2024 annual meeting of shareholders. Both Mr. Barg and Ms. Chandrasekaran will continue to serve as directors until the 2024 annual meeting of shareholders. Mr. Barg and Ms. Chandrasekaran have each indicated that their decisions are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Both Mr. Barg and Ms. Chandrasekaran were originally appointed as members of the Board pursuant to a cooperation agreement entered into on September 5, 2022 between the Company and Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”). As Elliott's investor designee to the Board, Mr. Barg was a member of the Board's Business Review Committee that was chartered to conduct a review of the Company’s strategy, portfolio, capital allocation framework, and operations during its tenure. The Business Review Committee sunsetted on July 15, 2024. Mr. Barg currently serves on the Board's Governance and Sustainability Committee. Ms. Chandrasekaran is a member of the Board’s Audit and Risk Oversight Committees. The Company thanks Mr. Barg and Ms. Chandrasekaran for their service and for their valuable contributions during their tenure on the Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc. (Registrant)

Date: September 9, 2024	By:	/s/ Jessica L. Mayer
Name: Jessica L. Mayer
Title: Chief Legal and Compliance Officer

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